EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is executed as of this 15th day of March, 2007, by and between Thomas Slagle ("Employee") and School Specialty, Inc. (the "Company").

RECITALS

The Company desires to employ Employee, and Employee desires to be employed by the Company, on the terms and conditions set forth herein.

As a result of Employee's employment with the Company, Employee will have access to and be entrusted with valuable information about the Company's business and customers, including trade secrets and confidential information; and

The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which Employee is employed by the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Employee ("Parties"), the Parties agree as follows:

ARTICLE I

EMPLOYMENT

1.1 Position and Duties. Employee shall be employed in the position of President and Chief Operating Officer, for the "Company" and shall be subject to the authority of, and shall report to, the Company's Chief Executive Officer. Employee's duties and responsibilities shall include all those customarily attendant to the position of Chief Operating Officer, and such other duties and responsibilities as may be assigned from time to time by the Company's Chief Executive Officer. Employee shall devote Employee's entire business time, attention and energies exclusively to the business interests of the Company while employed by the Company except as otherwise specifically approved in writing by or on behalf of the Chief Executive Officer

1.2 Term of Employment. The Company employs Employee, and Employee accepts employment by the Company, for the period commencing on the date hereof and ending on March 14, 2010 ("Employment Term"), subject to earlier termination as hereinafter set forth in Article III. Following the expiration of the Employment Term, this Agreement shall be automatically renewed for successive one year periods (collectively, "Renewal Terms"; individually, "Renewal Term") unless, at least 180 days prior to the expiration of the Employment Term or the then current Renewal Term, either party provides the other with a written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Employment Term or said Renewal Term, as applicable. If this Agreement is renewed, the terms of this Agreement during such Renewal Term shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed between the parties as evidenced in a written instrument signed by both the Company and Employee.

ARTICLE II

COMPENSATION AND OTHER BENEFITS

2.1 Base Salary. The Company shall pay Employee an annual salary of Five Hundred Twenty Five Thousand ($525,000) ("Base Salary"), payable in accordance with the normal payroll practices and schedule of the Company.

2.2 Incentive Bonus. Employee will be eligible to participate in the Company's Corporate Plan I Bonus Program ("Program"), effective for Fiscal year 2008 pursuant to the terms and conditions of the Program. Program will have a 75% of annual base salary target with a maximum opportunity of 130%. The Company reserves the right, and Employee acknowledges and agrees that the Company retains the right, to unilaterally interpret, change, modify, suspend, amend, delete, or cancel the Program or any provision of the Program or the procedures or benefits of the Program at any time in its sole discretion. In order to be paid any amount under the Program, Employee must be employed by the Company at the time such payment is made.

2.3 Fiscal 2008 - First Quarter Bonus. Company agrees to a one time bonus payment of One Hundred Fifty Thousand ($150,000) Dollars if the Company meets or exceeds 90% of budgeted EBITA for the First Quarter of Fiscal 2008. Employee must be actively employed at time of payout in order to receive said bonus. Payment will be made by August 17, 2007.

2.4 Perquisites, Benefits and Other Compensation. During the Employment Term and any Renewal Term, Employee may be entitled to receive perquisites and benefits provided by the Company to its executive employees, subject to the eligibility criteria related to such perquisites and benefits and to such changes, additions, or deletions to such perquisites and benefits as the Company may make from time to time, as well as such other perquisites or benefits as may be specified from time to time at the sole discretion of the Board and/or the Chief Executive Officer of the Company.

2.5 Equity Incentive.

(a) Stock Options. On date of hire employee shall be granted an initial award of 100,000 options with opportunity for additional options after each subsequent three (3) years of service at the discretion of the Executive Performance Compensation Committee. Exercise price for initial award will be set at close of business on date of hire.

(b) Non Vested Stock Units (NSUs) or Restricted Stock. Employee will receive an initial target number of NSUs of 15,000 shares for the three year fiscal period of 2008 - 2010. These shares will take the form of a performance award granted upon attainment of performance objectives for each fiscal year. The performance objective will be average earnings per share over a three year period and the award may be earned in a range of 80% to 200% of target. The EPS target will be established annually by the Executive Performance Compensation Committee.

(c) Basis of above Award. While it is anticipated that a restricted stock award will be made annually and an option award every three years, the size and valuation of the awards will be determined by the Executive Performance Compensation Committee. The award is granted at the discretion of the Committee.

2.6 Relocation. With the employee's relocation to the Appleton, WI area all reasonable relocation expenses will be covered. Reasonable relocation expenses are defined as what the Company has paid in the past for other Executives when they have relocated to the Corporate office. Employee will move to Appleton, WI or surrounding area, as soon as employee's home sells in Lake Forest, IL.

ARTICLE III

TERMINATION

3.1 Right to Terminate; Automatic Termination.

(a) Termination Without Cause. Subject to Paragraph 3.2(a), below, the Company may terminate Employee's employment and all of the Company's obligations under this Agreement at any time and for any reason.

(b) Termination For Cause.  Subject to Paragraph 3.2(b), below, the Company may terminate Employee's employment and all of the Company's obligations under this Agreement at any time for Cause (as defined below) by giving notice to Employee stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Company may designate. "Cause" shall mean any of the following: (1) Employee has breached this Agreement or any other agreement to which Employee and the Company are parties or has breached any other obligation or duty owed to the Company, including, but not limited to, Employee's breach of or failure or refusal to perform his duties and responsibilities to the Company and Employee's violation of any Company policy (including the Company's policy against unlawful harassment); (2) Employee has committed negligence, misconduct or any violation of law in the  performance of Employee's duties for the Company; (3) Employee has taken any action likely to result in discredit to or loss of business, reputation or goodwill of the Company; (4) Employee has failed to follow reasonable instructions from the Board, officer, body or other entity or individual to whom Employee reports concerning the operations or business of the Company; (5) Employee has committed a crime the circumstances of which substantially relate to Employee's employment duties with the Company; (6) Employee has misappropriated funds or property of the Company or engaged in any material act of dishonesty; (7) Employee has attempted to obtain a personal profit from any transaction in which the Company has an interest, and which constitutes a corporate opportunity of the Company, or which is adverse to the interests of the Company, unless the transaction was approved in writing by the Company's Board after full disclosure of all details relating to such transaction.

(c) Termination by Death or Disability.  Subject to Paragraph 3.2(b), below, Employee's employment and the Company's obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Employee's death or a determination of Disability of Employee. For purposes of this Agreement, "Disability" means the inability of Employee, due to a physical or mental impairment, to perform the essential functions of Employee's job with the Company, with or without a reasonable accommodation. A determination of Disability shall be made by the Company, which may, at its sole discretion, consult with a physician or physicians satisfactory to the Company, and Employee shall cooperate with any efforts to make such determination. Any such determination shall be conclusive and binding on the Parties. Any determination of Disability under this Paragraph 3.1(c) is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

(d) Termination by Resignation. Subject to Paragraph 3.2(b), below, Employee's employment and the Company's obligations under this Agreement shall terminate automatically, effective immediately upon Employee's provision of written notice to the Company of Employee's resignation from employment with the Company or at such other time as may be mutually agreed between the Parties following the provision of such notice.

3.2 Rights Upon Termination.

(a) Paragraph 3.1(a) Termination.  If Employee's employment is terminated pursuant to Paragraph 3.1(a), above, Employee shall have no further rights against the Company hereunder, except for the right to receive (1) any unpaid Base Salary with respect to the period prior to the effective date of termination, (2) payment of any accrued paid time off under the Company's paid time off policy that is unused through the effective date of termination, (3) a Severance Payment (defined below), the payment of which is contingent upon Employee's execution of a written severance agreement (in a form satisfactory to the Company) containing, among other things, a general release of claims against the Company, and (4) reimbursement of expenses to which Employee may be entitled. For purposes of this Agreement, "Severance Payment" means twelve (12) months of Base Salary, payable following termination in accordance with the normal payroll practices and schedule of the Company.

(b) Paragraph 1.2 and Paragraph 3.1(b)-(d) Terminations.  If Employee's employment is terminated pursuant to Paragraph 3.1(b) or (c), above, if Employee resigns pursuant to Paragraph 3.1(d), above, or if either the Company or Employee fails to renew this Agreement pursuant to Paragraph 1.2, above, Employee or Employee's estate shall have no further rights against the Company hereunder, except for the right to receive (1) any unpaid Base Salary with respect to the period prior to the effective date of termination, (2) payment of any accrued paid time off under the Company's paid time off policy that is unused through the effective date of termination, and (3) reimbursement of expenses to which Employee may be entitled.

ARTICLE IV

CONFIDENTIALITY

4.1 Confidentiality Obligations. Employee will not, during the term of his/her employment, directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Company. After the end, for whatever reason, of Employee's employment with the Company, Employee will not directly or indirectly use or disclose any Trade Secrets. For a period of eighteen (18) months following the end, for whatever reason, of Employee's employment with the Company, Employee will not directly or indirectly use or disclose any Confidential Information. Employee further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company's contractual or other legal obligations; the Company's Customers are third party beneficiaries of this promise.

4.2 Definitions.

(a) Trade Secret. The term "Trade Secret" has that meaning set forth under applicable law. The term includes, but is not limited to, all computer source code created by or for the Company.

(b) Confidential Information. The term "Confidential Information" means all non-Trade Secret or proprietary information of the Company which has value to the Company and which is not known to the public or the Company's competitors, generally. Confidential Information includes, but is not limited to: (i) inventions, product specifications, information about products under development, research, development or business plans, production know-how and processes, manufacturing techniques, operational methods, equipment design and layout, test results, financial information, customer lists, information about orders and transactions with customers, sales and marketing strategies, plans and techniques, pricing strategies, information relating to sources of materials and production costs, purchasing and accounting information, personnel information and all business records; (ii) information which is marked or otherwise designated as confidential or proprietary by the Company; and (iii) information received by the Company from others which the Company has an obligation to treat as confidential.

(c) Exclusions. Notwithstanding the foregoing, the terms "Trade Secret" and "Confidential Information" shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Employee to have been known by him/her prior to his/her employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Employee; (iii) is obtained by Employee in good faith from a third party who discloses such information to Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Employee outside the scope of his/her employment without use of Confidential Information or Trade Secrets.

ARTICLE V

NON-COMPETITION

5.1 Restrictions on Competition During Employment. During the term of Employee's employment with the Company, Employee shall not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert Customers' business from the Company anywhere the Company does or is taking steps to do business.

5.2 Post-Employment Non-Solicitation of Restricted Customers. For eighteen (18) months following termination of Employee's employment with the Company, for whatever reason, Employee agrees not to directly or indirectly solicit or attempt to solicit any business from any Restricted Customer in any manner which competes with the services or products offered by the Company in the twelve (12) months preceding termination of Employee's employment with the Company, or to directly or indirectly divert or attempt to divert any Restricted Customer's business from the Company.

5.3 Post-Employment Restricted Services Obligation. For eighteen (18) months following termination of Employee's employment with the Company, for whatever reason, Employee agrees not to provide Restricted Services to any Competitor in any geographic area in which the Company sold pre-kindergarten through 12th grade educational products and services during the twelve (12) month period preceding termination of Employee's employment. During such eighteen (18) month period, Employee also will not provide any Competitor with any advice or counsel concerning the provision of Restricted Services anywhere in such geographic area.

5.4 Definitions.

(a) Customer. The term "Customer" means any individual or entity for whom/which the Company has provided services or products or made a proposal to perform services or provide products.

(b) Restricted Customer. The term "Restricted Customer" means any individual or entity (i) for whom/which the Company provided services or products and (ii) with whom/which Employee had contact on behalf of the Company or about whom/which Employee acquired non-public information in connection with his/her employment by the Company during the twenty-four (24) months preceding the end, for whatever reason, of Employee's employment with the Company; provided, however, that the term "Restricted Customer" shall not include any individual or entity who/which, through no direct or indirect act or omission of Employee, has terminated its business relationship with the Company.

(c) Restricted Services. The term "Restricted Services" means services of any kind or character comparable to those Employee provided to the Company during the twelve (12) months preceding the termination of Employee's employment with the Company relating to pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the last twelve (12) month period preceding termination of Employee's employment.

(d) Competitor. The term "Competitor" means any business which is engaged in the sale of pre-kindergarten through 12th grade educational products and services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services within the twelve (12) month period preceding termination of Employee's employment.

ARTICLE VI

Business Idea Rights

6.1 Assignment. The Company will own, and Employee hereby assigns to the Company and agrees to assign to the Company, all rights in all Business Ideas which Employee originates or develops whether alone or working with others while Employee is employed by the Company. All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered "works for hire" as that term is defined by United States Copyright Law.

6.2 Definition of Business Ideas. The term "Business Ideas" means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Employee originates or develops, either alone or jointly with others while Employee is employed by the Company and which are (i) related to any business known to Employee to be engaged in or contemplated by the Company; (ii) originated or developed during Employee's working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.

6.3 Disclosure. While employed by the Company, Employee will promptly disclose all Business Ideas to the Company.

6.4 Execution of Documentation. Employee, at any time during or after the term of his/her employment with the Company, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.

ARTICLE VII

NON-SOLICITATION OF EMPLOYEES

During the term of Employee's employment with the Company and for eighteen (18) months thereafter, Employee shall not directly or indirectly encourage any Company employee to terminate his/her employment with the Company or solicit such an individual for employment outside the Company in any manner which would end or diminish that employee's services to the Company.

ARTICLE VIII

Employee Disclosures and Acknowledgments

8.1 Confidential Information of Others. Employee warrants and represents to the Company that he/she is not subject to any employment, consulting or services agreement, or any restrictive covenants or agreements of any type, which would conflict or prohibit Employee from fully carrying out his/her duties as described under the terms of this Agreement. Further, Employee warrants and represents to the Company that he/she has not and will not retain or use, for the benefit of the Company, any confidential information, records, trade secrets, or other property of a former employer.

8.2 Scope of Restrictions. Employee acknowledges that during the course of his/her employment with the Company, he/she will gain knowledge of Confidential Information and Trade Secrets of the Company. Employee acknowledges that the Confidential Information and Trade Secrets of the Company are necessarily shared with Employee on a routine basis in the course of performing his/her job duties and that the Company has a legitimate protectable interest in such Confidential Information and Trade Secrets, and in the goodwill and business prospects associated therewith. Employee acknowledges that the Company sells pre-kindergarten through 12th grade educational products and services to all states in the United States. Accordingly, Employee acknowledges that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company's business, goodwill and property rights, and that the restrictions imposed will not prevent him/her from earning a living in the event of, and after, the end, for whatever reason, of his/her employment with the Company.

8.3 Prospective Employers. Employee agrees, during the term of any restriction contained in Articles IV, V, VI, VII and VIII of this Agreement, to disclose this Agreement to any entity which offers employment to Employee. Employee further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Employee's potential employers.

8.4 Third Party Beneficiaries. Any Company affiliates are third party beneficiaries with respect to Employee's performance of his/her duties under this Agreement and the undertakings and covenants contained in this Agreement and the Company and any of its affiliates, enjoying the benefits thereof, may enforce this Agreement directly against Employee. The terms Trade Secret and Confidential Information shall include materials and information of the Company's affiliates to which Employee has access.

8.5 Survival. The Covenants set forth in Articles IV, V, VI, VII and VIII of this Agreement.

ARTICLE IX

RETURN OF RECORDS

Upon the end, for whatever reason, of his/her employment with the Company, or upon request by the Company at any time, Employee shall immediately return to the Company all documents, records and materials belonging and/or relating to the Company (except Employee's own personnel and wage and benefit materials relating solely to Employee), and all copies of all such materials. Upon the end, for whatever reason, of Employee's employment with the Company, or upon request of the Company at any time, Employee further agrees to destroy such records maintained by him/her on his/her own computer equipment.

ARTICLE X

MISCELLANEOUS

10.1 Notice. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested), sent by courier (confirmed by receipt), or telefaxed (confirmed by telefax confirmation) and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Paragraph 10.1):

To the Company: School Specialty, Inc.

W6316 Design Drive

P.O. Box 1579

Appleton WI 54912-1579

Attention: Mr. David Vander Zanden

Fax: 1-920-882-5863

With a copy to: Joseph F. Franzoi IV, Esq.

Franzoi & Franzoi, S.C.

514 Racine Street

Menasha, WI 54952

Fax: (920) 725-0998

To Employee: Thomas Slagle

1340 Kimmer Court

Lake Forest, IL 60045-3669

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

10.2 Entire Agreement; Amendment; Waiver. This Agreement (including any documents referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

10.3 Headings. The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

10.4 Attorneys' Fees; Expenses. Each party hereto shall bear and pay all of the respective fees, expenses and disbursements of their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement, and its enforcement; provided, however, that should Employee be determined to have breached the terms of Articles IV, Article V, Article VI, Article VII or Article VIII above, Employee shall be obligated to pay the reasonable attorneys' fees and costs incurred by the Company as a result of such breach and the Company's enforcement of the foregoing Articles.

10.5 Injunctive Relief. The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.

10.6 Waiver of Breach.  The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

10.7 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and, to the extent allowed by law, such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the Parties expressed therein.

10.8. Consideration. Execution of this Agreement is a condition of Employee's employment with the Company and Employee's employment by the Company constitutes the consideration for Employee's undertakings hereunder.

10.9 Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Wisconsin without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the Parties hereto have cause this Agreement to be duly executed as of the date first written above.

EMPLOYEE:

By: /s/ Thomas M. Slagle

Date: 03/15/2007

SCHOOL SPECIALTY, INC.:

By: /s/ David. J. Vander Zanden

Title: CEO

Date: 03/15/2007